Exhibit 3.8

C o v e r s h e e t

(For incorporation into an electronic document in accordance with §§ 9 par. 2, 4 HRV [German Commercial Register Regulations], § 9 par. 2 HGB [German Commercial Code], Art. 61 par. 3 EGHGB [German Introductory Act to the Commercial Code])

Stendal Municipal Court

Register number	HRB / ~~AR~~ [handwritten:] 10263

Total pages, incl. reverse sides: [handwritten:] 6

The original document is a/an

☐	original document
☐	copy
☐	certified copy
☐	photocopy
☐	official copy

☐ According to § 9 par. 2 HRV, this electronic document replaces the original document, which was present in paper form.

☐ According to § 9 par. 3 HRV, the document was returned following the transfer to electronic form.

The identicalness to the original document was checked following transfer to electronic form.

Stendal,	[stamp:] 03/3/2010	[signature]
(Klenke, Senior Court Secretary)

Appendix to the notarial record of notary Ralf Stech, practicing in Merseberg, dated 11/12/2009, doc. roll no. [handwritten:] 1511/2009.

[signature]

Stech, notary

Articles of incorporation of

Styron Deutschland GmbH

§ 1

Name and domicile

1	The name of the corporation is:

“Styron Deutschland GmbH.”

2	The corporation has its domicile in Schkopau.

§ 2

Purpose of the enterprise

1	The purpose of the enterprise is the manufacture, distribution, use of, and trade in chemicals, plastics, and metals of every description and type, as well as the import and export of such products and research and development in the area of such products, in Germany and abroad.

The corporation can execute all commercial, industrial, and financial transactions that are associated with the purpose of the enterprise. In particular, the corporation can acquire like or similar enterprises, obtain equity interests in or take on the representation of such enterprises, or establish branch offices or permanent establishments.

2	The corporation shall be permitted to undertake all transactions and acts that are directly or indirectly capable of serving the corporate purpose and shall be permitted to form or acquire other companies, obtain equity interests in other companies, or conduct the business of other companies.

§ 3

Capital stock

The corporation’s capital stock is EUR 25,000.00 (in words: twenty-five thousand Euros). Dow Olefinverbund GmbH shall assume a capital contribution of EUR 25,000.00 thereof, divided into one share of EUR 25,000.00.

§ 4

Management

1	The corporation shall have one or more general managers. If only one general manager is appointed, he shall represent the corporation individually. If multiple general managers are appointed, the corporation shall be jointly represented by two general managers or by one general manager acting jointly with a Prokurist [officer endowed with statutory representative authority]. Exemption from the restrictions of § 181 BGB [Civil Code] can be issued by shareholder resolution.

2	The general managers shall conduct the corporation’s business in accordance with the law, these articles of incorporation, and the general or specific instructions of the shareholders’ meeting, including any management by-laws that are adopted by the shareholders’ meeting.

3	The general managers shall require the consent of the shareholders’ meeting internally for all transactions with substantial importance to the corporation, if they are not generally or specifically covered by the annual budget approved by the shareholders’ meeting for the relevant fiscal year.

This consent requirement shall apply, in particular, to:

a)	sale or acquisition of shares, parts of shares, businesses or parts of businesses, as well as the conclusion, amendment, or termination of usufructary business lease contracts;

b)	sale, acquisition, or creation of encumbrances on shares in other companies or businesses;

c)	commencement of new or the abandonment of existing branches of business and areas of activity;

d)	conclusion, amendment, and ending of intercompany contracts, in particular control and profit transfer contracts;

e)	acquisition, sale and transfer, creation of encumbrances on, and pledging of business assets, including real property, buildings, and rights equivalent to real property, if the value exceeds EUR 500,000 (in words: five hundred thousand Euros) in the individual case or a total of EUR 1,000,000 (in words: one million Euros) during a fiscal year;

f)	conclusion and amendment of contracts with a term of more than five years, if the counter-performance that the corporation is required to bear in the individual case or in total exceeds EUR 1,000,000 (in words: one million Euros) a year over the term of the contract;

g)	taking out and granting of loans and credits, assumption of guarantees, bonds, or other liability of a similar nature, if their value exceeds EUR 1,000,000 (in words: one million Euros) in the individual case or EUR 2,000,000 (in words: two million Euros) in total during a fiscal year.

4	The consent of the shareholders’ meeting that must be obtained in accordance with par. 3 can also be given in the form of a general authorization for specific types of the aforementioned transactions and acts. Such authorization must precisely describe the transaction in question, as well as the purpose and time frame for the execution of the transaction.

§ 5

Announcements, formation expense

Statutorily necessary announcements shall be made in the electronic Bundesanzeiger [Federal Gazette].

The corporation shall bear the costs of formation up to a sum of EUR 2,500.00.

END

Merseberg, 11/27/2009

I hereby certify that the image data contained in this file (copy) match the hard copy document before me (original document).

Ralf Stech

Notary